UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2012
Date of Report (Date of earliest event reported)

I-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52069 (Commission File Number)	98-0466350 (IRS Employer Identification No.)

902, B1, KangBao Huayuan #8 Gongren Tiyuchang Donglu Chaoyand District, Beijing, PRC (Address of principal executive offices)	100020 (Zip Code)

+86 10-65-911-544
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01     Entry into a Material Definitive Agreement.

I-Level Media Group Incorporated (the "Company" or "I-Level") and Telupay PLC ("Telupay") have entered a definitive Merger Agreement & Plan of Merger (the "Merger Agreement") that contemplates Telupay merging with and into I-Level's wholly owned subsidiary ("I-Level Mergeco") (to be named Telupay International Inc.) on a stock-for-stock merger (the "Merger") to be effected under the laws of Nevada. Upon completion of the Merger, it is anticipated that approximately 58,579,196 shares of I-Level common stock will be issued to the former Telupay stockholders to acquire Telupay.

Under the terms of the Merger Agreement, Telupay's stockholders will receive 1.2 shares of I-Level common stock for every one share of Telupay common stock. With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of I-Level common stock will be issued to the former Telupay stockholders upon completion of the Merger, representing approximately 77% of the issued and outstanding common stock of I-Level. Based on the closing market price of I-Level's common stock of $0.09 per share on December 13, 2012, the total share consideration to be issued to Telupay's stockholders will have value of approximately $5,272,128. Upon completion of the Merger, I-Level Mergeco will be the surviving corporation and become vested with all of Telupay's assets and property as well as liabilities and obligations.

The ratio (the "Exchange Ratio") which determines the number of shares of I-Level common stock that are to be issued on completion of the Merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The Exchange Ratio also may be adjusted by good faith negotiation between the parties, if required, having regard to the results of the due diligence investigation of either party's business and affairs by the other party.

Ther Merger Agreement also contemplates that all outstanding Telupay options and warrants will be disposed of in consideration for the issue of non-transferable options to purchase shares of I-Level (the "I-Level Exchange Options") or non-transferrable warrants to purchase shares of I-Level (the "I-Level Exchange Warrants"), subject to reduction for any Telupay options or warrants that are exercised prior to closing, based on the same Exchange Ratio of 1.2 I-Level Exchange Options or I-Level Exchange Warrants for each one Telupay option or warrant outstanding. The exercise price of each I-Level Exchange Option or I-Level Exchange Warrant, as applicable, shall be determined by dividing the per share exercise price of the corresponding Telupay option or warrant by 1.2, subject to adjustment if the Exchange Ratio is adjusted.

The Merger Agreement requires at closing that I-Level's present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or I-Level for cancellation an aggregate of 47,000,000 restricted common shares of I-Level from his present holdings.

The Merger is subject to various other conditions, including: the approval of the stockholders of Teluplay; completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party's business and affairs to determine the feasibility, economic or otherwise, of the Merger; the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and other customary conditions. In addition, each party's obligation to consummate the Merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

The shares of I-Level common stock to be issued to the Telupay stockholders upon the closing of the Merger will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits
Exhibit No.	Description
2.1	Merger Agreement & Plan of Merger between I-Level Media Group Incorporated and Telupay PLC, dated December 13, 2012, including Telupay Disclosure Schedule pursuant thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
I-LEVEL MEDIA GROUP INCORPORATED
DATE: December 19, 2012	By: /s/ Francis Chiew Francis Chiew Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and a director

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